SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2004

WHOLE FOODS MARKET, INC.

(Exact name of registrant as specified in its charter)

Texas	0-19797	74-1989366
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 N. Lamar Blvd., Suite 300

Austin, Texas 78703

(Address of principal executive offices)

Registrant’s telephone number, including area code: (512) 477-5566

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

As of October 1, 2004, we executed a five-year revolving credit facility (the “Credit Facility”) totaling $100 million, which replaced our existing revolving credit facility. The Credit Facility was obtained for general corporate purposes. J.P. Morgan Securities, Inc. arranged the Credit Facility on our behalf. JP Morgan Chase Bank will serve as Administrative Agent for the Credit Facility.

Under the terms of the Credit Facility, we may borrow up to the maximum borrowing limit of $100 million less any outstanding letters of credit. The interest rate for borrowings under the Credit Facility ranges from 0.50% to 1.375% over the “London Interbank Offered Rate” (“LIBOR”) or 0.00% over an alternative Base Rate, which is the greater of the JP Morgan prime rate or the Federal Funds Rate plus 0.50%. The exact spread over LIBOR will depend upon our credit rating by Moody’s Investors Service, Inc. and Standard & Poor’s Rating Service. Interest on any outstanding borrowings under the Credit Facility is payable at least quarterly.

The Credit Facility is unconditionally guaranteed by our principal domestic subsidiaries and contains financial covenants relating to the maintenance of leverage and fixed charge coverage ratios. The Credit Facility also contains affirmative and negative covenants including, among other things, limitations on certain additional indebtedness, guarantees of indebtedness, investments and certain other transactions as defined in the agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant

The information described above under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Third Amended and Restated Credit Agreement, dated as of October 1, 2004.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHOLE FOODS MARKET, INC.

Date: October 4, 2004	By:	/s/ Glenda Flanagan
Glenda Flanagan Executive Vice President and Chief Financial Officer

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